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                                                                      Exhibit 99

                            THE ALLSTATE CORPORATION

   POLICY REGARDING PRE-APPROVAL OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT'S
                                    SERVICES

PURPOSE AND APPLICABILITY

The Audit Committee recognizes the importance of maintaining the independent and objective stance of our Independent Registered Public Accountant. We believe that maintaining independence, both in fact and in appearance, is a shared responsibility involving management, the Audit Committee, and the Independent Registered Public Accountant.

The Committee recognizes that the Independent Registered Public Accountant possess a unique knowledge of the Corporation and its subsidiaries and can provide necessary and valuable services to the Corporation in addition to the annual audit. The provision of these services is subject to three basic principles of auditor independence: (i) auditors cannot function in the role of management, (ii) auditors cannot audit their own work; and (iii) auditors cannot serve in an advocacy role for their client. Consequently, this policy sets forth guidelines and procedures to be followed by this Committee when approving services to be provided by the Independent Registered Public Accountant.

POLICY STATEMENT

Audit Services, Audit-Related Services, Tax Services, Other Services, and Prohibited Services are described in the attached appendix. All services to be provided by the Independent Registered Public Accountant must be approved by the Audit Committee or the Chair of the Audit Committee. Neither the Audit Committee nor the Chair will approve the provision of any Prohibited Services by the Independent Registered Public Accountant.

PROCEDURES

In connection with the approval by the Audit Committee of the engagement of the Independent Registered Public Accountant to provide Audit Services for the upcoming fiscal year, the Independent Registered Public Accountant will submit to the Committee for approval schedules detailing all of the specific proposed Audit, Audit-Related, Tax, and Other Services, together with estimated fees for such services that are known as of that date. Subsequent to the Audit Committee's approval of audit engagement, Corporation management may submit to the Committee or the Chair for approval schedules of additional specific proposed Audit, Audit-Related, Tax, and Other Services that management recommends be provided by the Independent Registered Public Accountant during the audit and professional engagement period. Regardless of when proposed to the Committee or the Chair, each specific service will require approval by the Committee or the Chair before commencement of the specified service. The Independent Registered Public Accountant will confirm to the Committee or the Chair that each specific proposed service is permissible under applicable regulatory requirements.

Prior to approval of any specific Tax Service, the Independent Registered Public Accountant shall also provide to the Committee or the Chair a written description of (i) the scope of the service and the related fee structure, (ii) any side letter or other agreement between the Independent Registered Public Accountant and the Corporation or any subsidiary regarding the service, and
(iii) any compensation arrangement or other agreement between the Independent Accountant and any person with respect to promoting, marketing, or recommending a transaction covered by the service.


As amended, effective February 23, 2009

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                            THE ALLSTATE CORPORATION

   POLICY REGARDING PRE-APPROVAL OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT'S
                                    SERVICES

DELEGATION TO CHAIR

In addition to the Audit Committee, the Chair of the Audit Committee has the authority to grant approvals of services to be provided by the Independent Registered Public Accountant. The decisions of the Chair to approve services shall be reported to the Audit Committee at each of its regularly scheduled meetings.

REVIEW OF SERVICES

At each regularly scheduled Audit Committee meeting, the Audit Committee shall review a report containing (i) a summary of any services approved by the Chair since the Committee's last regularly scheduled meeting and (ii) an updated projection for the current fiscal year, presented in a manner consistent with the proxy disclosure requirements, of the estimated annual fees to be paid to the Independent Registered Public Accountant.


As amended, effective February 23, 2009

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                            THE ALLSTATE CORPORATION

   POLICY REGARDING PRE-APPROVAL OF INDEPENDENT REGISTERED PUBLIC
                              ACCOUNTANT'S SERVICES

                                    APPENDIX

AUDIT SERVICES
1.   Annual financial statement audit
2.   Review of quarterly financial statements
3.   Statutory audits
4. Attestation report on management's assessment of internal controls over financial reporting
5. Consents, comfort letters, and reviews of documents filed with the Securities and Exchange Commission

AUDIT-RELATED SERVICES
1. Accounting consultations relating to accounting standards, financial reporting, and disclosure issues
2. Due diligence assistance pertaining to potential acquisitions, dispositions, mergers, and securities offerings
3. Financial statement audits and attest services for non-consolidated entities including employees benefit and compensation plans

TAX SERVICES
1.   Domestic and international tax compliance, planning, and advice
2.   Expatriate tax assistance and compliance

OTHER SERVICES
Any service that is not a Prohibited Service, Audit Service, Audit-Related Service, or Tax Service

PROHIBITED SERVICES
The following services, as more fully described in Regulation S-X, Rule 2-01, of the Securities and Exchange Commission, are Prohibited Services; provided however, that the services described in items 1 through 5 are not Prohibited Services if it is reasonable to conclude that the results of such services will not be subject to audit procedures during an audit of the Corporation's financial statements:
1. Bookkeeping or other services related to the accounting records or financial statements
2.   Financial information systems design and implementation
3. Appraisal or valuation services, fairness opinions, or contribution-in-kind reports
4.   Actuarial services
5.   Internal audit outsourcing services
6.   Management functions or human resources
7.   Broker or dealer, investment adviser, or investment banking services
8.   Legal services and expert services unrelated to the audit
9. Any other services that the PCAOB determines, by regulation, to impair independence


As amended, effective February 23, 2009